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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade Municipals (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 44,352,044 2,318,526
                    Bruce L. Crockett...... 44,351,246 2,319,324
                    Rodney F. Dammeyer..... 44,349,513 2,321,057
                    Jack M. Fields......... 44,432,405 2,238,165
                    Martin L. Flanagan..... 44,456,458 2,214,112

               (2). David C. Arch..........      2,733         0